Exhibit (a)(1)(C)

ELECTION TO PARTICIPATE AND EXERCISE WARRANT

PURSUANT TO

OFFER TO EXERCISE AND EXCHANGE WARRANTS TO PURCHASE COMMON STOCK

OF IOTA COMMUNICATIONS, INC.

DATED DECEMBER 11, 2018

To:	Iota Communications, Inc. 540 Union Square New Hope, PA 18938 Attention: Barclay Knapp, CEO

Pursuant to the terms and subject to the conditions of the Offer to Exercise and Exchange Warrants to Purchase Common Stock of Iota Communications, Inc. (the “Company”) dated December 11, 2018, as may be amended or supplemented from time to time (the “Offer”), I hereby agree and elect to exercise all of my Warrants (as defined in the Offer) at the exercise price of $0.3753 per share in cash on the terms and conditions set forth in the Offer, as set forth in Table 1 below (such number of shares shall be defined as the “Exercised Shares”). Capitalized terms not otherwise defined in this Election to Participate and Exercise Warrant shall have the meanings ascribed to them in the Offer.

TABLE 1

NUMBER OF WARRANTS TO BE EXERCISED

Number of Warrants Being Exercised	Exercise Price Per Share

$0.3753

Number of Shares Issuable (including twenty percent (20%)) Bonus

EXERCISE PRICE AND STOCK CERTIFICATES

The undersigned hereby irrevocably elects to exercise his, her or its Warrants and to purchase the number of Exercised Shares of Iota Communications, Inc. common stock issuable upon exercise of the Warrants listed in Table 1 above. The undersigned hereby irrevocably delivers:

$ ________ (in cash, which is the product of $0.3753 multiplied by the number of Exercised Shares as set forth in Table 1 above).

The undersigned requests that certificates for such Exercised Shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

Name of Holder (print):

(Signature):

(By):

(Title):

Dated:

Accepted & Agreed:
Iota Communications, Inc.

Barclay Knapp
Chief Executive Officer

ACKNOWLEDGMENTS AND REPRESENTATIONS AND WARRANTIES

I understand and acknowledge that:

(1) To accept the Offer I must comply with the “Instructions for Delivery” as set forth in the Offer.

(2) If I elect to participate, I understand that I am exercising my Warrants.

(3) If I elect not to participate, my Warrants will remain unmodified and will expire in accordance with their terms.

(4) If I choose to execute and deliver this Election to Participate and Exercise Warrant along with the aggregate exercise price applicable with respect to my Warrants to the Company, the Company will place the aggregate exercise price funds into the Company’s account.

(5) By exercising the Warrants pursuant to the procedure described in the Offer and in the instructions to this Election to Participate and Exercise Warrant, I accept the terms and conditions of the Offer.

(6) The Company has advised me to consult with my own legal, tax and accounting advisors as to the consequences of participating or not participating in the Offer.

(7) The Offer is not being offered to holders in any jurisdiction in which the offering or acceptance of participation in the Offer would not be in compliance with the laws of such jurisdiction. In addition, the Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Warrant holders if the Company determines that a valid securities exemption is not available for the Offer under the Securities Act.

(8) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this Election to Participate and Exercise Warrant is irrevocable.

(9) Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exercise of the Warrants pursuant to the Offer.

I hereby represent and warrant that:

(1) I have the full power and authority to execute, deliver and perform any obligations hereunder and that, when and to the extent the Warrants are accepted for exercise by the Company, the Warrants will not be subject to any adverse claims.

(2) I (either alone or with my purchaser representative) have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of investment in the shares of common stock issuable upon the exercise of the Warrants.

(3) I have had the opportunity to review the current business prospects, financial condition and operating history of the Company as set forth or incorporated by reference in the Offer.

(4) I have had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offer and I have received all the information I consider necessary or appropriate for deciding whether to accept the Offer.

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If you execute the election above to exercise your Warrants and return this signature page, your Warrants will be deemed exercised in accordance with the terms and conditions of the Warrant.

You must complete and sign the following exactly as your name appears on your Warrants. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signatory’s full title and include with this Election to Participate and Exercise Warrant proper evidence of the authority of such person to act in such capacity.

Date:	By:
(Signature)

(Print name)

(Title, if applicable)

Address:

Telephone:

Fax:

Tax ID/SSN:

INSTRUCTIONS FOR DELIVERY

Your right to participate in the Offer will automatically expire if you do not properly elect to participate on or before the Expiration Date of January 9, 2019, as may be extended in the Company’s sole discretion. By executing this Election to Participate and Exercise Warrant, you waive any right to receive any notice of the acceptance of the Warrants, except as provided in the Offer. To effect your acceptance of the Offer you must:

(1)	Complete, sign and return this Election to Participate and Exercise Warrant.
(2)	Tender your Warrants.
(3)	Pay the exercise price applicable to your Warrant ($0.3753 x number of shares to be exercised) by check or by wire transfer pursuant to the wire transfer instructions set forth below.

The Election to Participate and Exercise Warrant and the Warrants must be received at the address below and the exercise price must be received, on or before the Expiration Date of 5:00 pm (Eastern Standard time) on January 9, 2019, as may be extended for up to ten business days in the discretion of the Company.

COMPANY ADDRESS	Iota Communications, Inc. 540 Union Square New Hope, PA 18938 Attention: Barclay Knapp, CEO

WIRE TRANSFER INSTRUCTIONS FOR EXERCISE OF WARRANTS	[ ]

Delivery to an address and/or account other than as set forth above will not constitute a valid delivery.

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